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                      CONSENT OF INDEPENDENT ACCOUNTANTS
                     ------------------------------------

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Katz Media Corporation (formerly Katz Capital Corporation) of our report dated March 10, 1995 relating to the financial statements of Katz Media Corporation (the Predecessor Company), which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the period January 1, 1994 through August 11, 1994 listed under
Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
New York, NY
January 24, 1997